MORGAN STANLEY
                                                                 SPECTRUM SERIES


        June 2008
        Monthly Report





This Monthly Report  supplements  the Spectrum  Funds'  Prospectus  dated May 1,
2008.





                              Issued: July 31, 2008





MORGAN STANLEY

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



           1991    1992     1993    1994    1995   1996   1997    1998   1999   2000   2001    2002   2003    2004   2005    2006
Fund         %       %        %       %       %      %      %       %      %      %      %       %      %       %      %      %
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency     --      --       --      --      --     --     --      --     --   11.7   11.1    12.2   12.4    (8.0) (18.3)   (3.4)
                                                                              (6 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced     --      --       --     (1.7)  22.8   (3.6)  18.2    16.4    0.8    0.9   (0.3)  (10.1)   6.2    (5.6)   4.2     2.4
                                    (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select     31.2   (14.4)    41.6     (5.1)  23.6    5.3    6.2    14.2   (7.6)   7.1    1.7    15.4    9.6    (4.7)  (5.0)    5.9
         (5 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic    --      --       --      0.1   10.5   (3.5)   0.4     7.8   37.2  (33.1)  (0.6)    9.4   24.0     1.7   (2.6)   20.9
                                    (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical    --      --       --     (2.2)  17.6   18.3    7.5    10.2   (7.5)   7.8   (7.2)   23.3   23.0     4.4   (5.4)    5.4
                                    (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------

                           Inception-   Compound
                            to-Date   Annualized
             2007   2008     Return      Return
Fund          %       %         %          %
-------------------------------------------------
Spectrum
Currency    (13.5)   5.6        3.9       0.5
                 (6 mos.)
-------------------------------------------------
Spectrum
Global
Balanced      0.2    0.2       56.6       3.3
                   (6 mos.)
-------------------------------------------------
Spectrum
Select        7.5   23.7      286.3       8.3
                   (6 mos.)
-------------------------------------------------
Spectrum
Strategic     5.0    5.4       89.9       4.8
                   (6 mos.)
-------------------------------------------------
Spectrum
Technical   (14.2)  15.7      133.9       6.4
                   (6 mos.)
-------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JUNE 2008


Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of June 30, 2008 was as follows:

FUND                                  N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                    $10.39              1.00%
--------------------------------------------------------------------------------
Spectrum Global Balanced             $15.66              2.74%
--------------------------------------------------------------------------------
Spectrum Select                      $38.63               6.00%
--------------------------------------------------------------------------------
Spectrum Strategic                   $18.99              4.42%
--------------------------------------------------------------------------------
Spectrum Technical                   $23.39              6.89%
--------------------------------------------------------------------------------


   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE MAY 8, 2008, MICHAEL ADAM IS NO LONGER A PRINCIPAL OF ASPECT CAPITAL LIMITED, A TRADING ADVISOR OF MORGAN STANLEY SPECTRUM TECHNICAL L.P.

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   DEMETER MANAGEMENT CORPORATION, THE GENERAL PARTNER OF SPECTRUM FUNDS, AND ALTIS PARTNERS (JERSEY) LIMITED ("ALTIS"), A TRADING ADVISOR OF SPECTRUM SELECT AND SPECTRUM GLOBAL BALANCED, HAVE AGREED TO REDUCE THE MONTHLY MANAGEMENT FEES PAYABLE TO ALTIS WITH RESPECT TO ITS TRADING OF THE ALLOCATED PORTION OF THE NET ASSETS OF EACH OF THE AFOREMENTIONED FUNDS. COMMENCING AUGUST 1, 2008, THE FOLLOWING CHANGES WILL BE MADE:

   THE MANAGEMENT FEE PAID BY SPECTRUM SELECT TO ALTIS WILL BE REDUCED FROM A 1.75% ANNUAL RATE TO A 1.25% ANNUAL RATE.

   THE MANAGEMENT FEE PAID BY SPECTRUM GLOBAL BALANCED TO ALTIS WILL BE REDUCED FROM A 1.75% ANNUAL RATE TO A 1.25% ANNUAL RATE.

   LIMITED PARTNERS ARE REMINDED THAT, SUBJECT TO CERTAIN RESTRICTIONS, THEY HAVE THE RIGHT TO REDEEM THEIR UNITS ON A MONTHLY BASIS, AND THEY MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO EACH FUND'S OPERATIONS, AS MORE FULLY SET FORTH IN SECTION 15 OF EACH FUND'S LIMITED PARTNERSHIP AGREEMENT.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

[This page intentionally left blank]

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                     Month ended June 30, 2008        YTD ended June 30, 2008

Australian dollar             0.09                             1.85
British pound                -0.23                             -0.5
Euro                          0.75                             3.49
Japanese yen                  0.16                            -0.96
Swiss franc                   0.22                             1.14
Minor Currencies              0.64                             5.08

   Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund experienced gains from long positions in the euro, Brazilian real, Swiss franc, and Australian dollar, as well as from short positions in the Chilean peso and Japanese yen versus the U.S. dollar. A portion of these gains was offset by losses recorded from positions in the South African rand, British pound, and New Zealand dollar versus the U.S. dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(continued)


Gains were achieved from long positions in the euro, Brazilian real, Swiss franc, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies after U.S. industry reports showed the largest jump in unemployment in twenty years, consumer confidence at a 15-year low, and housing prices in 20 U.S. metropolitan areas at their lowest levels since records began in 2001. Additionally, the value of the U.S. dollar moved lower after the U.S. Federal Reserve held interest rates steady at 2.0% despite rising inflation. Elsewhere, short positions in the Chilean peso and Japanese yen versus the U.S. dollar resulted in gains as the value of the Chilean peso moved lower on weaker-than-expected economic data out of Chile, while the value of the Japanese yen declined after the Bank of Japan downgraded its assessment of the Japanese economy and decided to leave interest rates steady at 0.5%.

Losses were incurred from short positions in the South African rand and British pound versus the U.S. dollar as the value of the U.S. dollar moved lower against these currencies due to the aforementioned weak U.S. economic data. Additional losses were recorded from both short and long positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar moved without consistent direction throughout the month.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------


[Table below represents bar chart in the printed piece]

                     Month ended June 30, 2008        YTD ended June 30, 2008

Currencies                     0.46                             0.15
Global Interest Rates          0.13                            -2.06
Global Stock Indices                                            -2.1
Energies                       1.71                             3.18
Metals                         0.45                             1.41
Agriculturals                  0.67                             3.77

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the energy, agricultural, currency, metals, and global interest rate sectors. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices moved higher on concerns of a U.S. supply shortage, forecasts of rising Asian fuel consumption, and news that Israel threatened to attack Iranian nuclear facilities. In addition, prices jumped above $140 per barrel after Libya threatened to cut output and OPEC President, Chakib Khelil, said that prices may reach $170 per barrel by the end of the summer. Meanwhile, long positions in natural gas futures resulted in gains as prices increased due to forecasts for warmer weather throughout the United States.

Additional gains were recorded in the agricultural markets from long futures positions in the soybean complex and corn as prices moved higher on supply concerns after severe floods in the U.S. Midwest damaged crops. Elsewhere, long positions in cocoa futures resulted in gains as prices rose to the highest level since 1986 due to speculative buying.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(continued)

Within the currency sector, short positions in the euro versus the Hungarian forint resulted in gains as the value of the Hungarian forint strengthened relative to the euro on speculation that interest rates in Hungary will increase more than previously anticipated. Elsewhere, gains were recorded from short positions in the Canadian dollar versus the U.S. dollar as the value of the Canadian dollar moved lower against most of its major rivals amid continued weak economic data out of Canada. Lastly, long positions in the Brazilian real versus the U.S. dollar experienced gains as the value of the U.S. dollar weakened against the Brazilian real after U.S. industry reports showed the largest jump in unemployment in twenty years, consumer confidence at a 15-year low, and housing prices in 20 U.S. metropolitan areas at their lowest levels since records began in 2001.

Smaller gains were recorded within the metals markets from long positions in copper and tin futures as prices increased on reports of declining global stockpiles and strong demand. Short positions in lead futures experienced gains as prices declined amid speculative-based selling.

Lastly, within the global interest rate sector, short positions in European fixed-income futures recorded gains as prices decreased after the European Central Bank left its benchmark interest rate unchanged at 4% and signaled it may raise borrowing costs in July in order to combat accelerating inflation in the Euro-Zone.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                     Month ended June 30, 2008        YTD ended June 30, 2008

Currencies                     -0.01                            3.07
Global Interest Rates            0.8                            3.88
Global Stock Indices            2.25                            2.54
Energies                        2.77                           10.55
Metals                          0.52                            1.91
Agriculturals                   0.73                            5.67


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the energy, global stock index, global interest rate, agricultural, and metals sectors. Trading results in the currency sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices moved higher on concerns of a U.S. supply shortage, forecasts of rising Asian fuel consumption, and news that Israel threatened to attack Iranian nuclear facilities. In addition, prices jumped above $140 per barrel after Libya threatened to cut output and OPEC President, Chakib Khelil, said that prices may reach $170 per barrel by the end of the summer. Meanwhile, long positions in natural gas futures resulted in gains as prices increased due to forecasts for warmer weather throughout the United States.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(continued)

Additional gains were recorded within the global stock index sector from short positions in global equity index futures as prices declined sharply on concerns that record commodity prices and additional subprime-related writedowns may erode corporate earnings and continue to slow global economic growth. In addition, prices were pressured lower after government reports revealed weaker-than-expected U.S. employment data, an unexpected drop in Germany's consumer confidence, and a continued housing slump in the United Kingdom.

Within the global interest rate sector, short positions in European fixed-income futures resulted in gains as prices decreased after the European Central Bank left its benchmark interest rate unchanged at 4% and signaled it may raise borrowing costs in July in order to combat accelerating inflation in the Euro-Zone.

Smaller gains were experienced in the agricultural markets from long futures positions in the soybean complex and corn as prices moved higher on supply concerns after severe floods in the U.S. Midwest damaged crops. Elsewhere, long positions in cocoa futures resulted in gains as prices rose to the highest level since 1986.

Lastly, within the metals markets, long positions in copper and aluminum futures experienced gains as prices increased on reports of declining global stockpiles and strong demand.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                     Month ended June 30, 2008        YTD ended June 30, 2008

Currencies                    -0.97                            -2.44
Global Interest Rates         -0.52                            -1.07
Gobal Stock Indices            0.82                            -2.36
Energies                       0.69                             2.13
Metals                         0.75                             1.05
Agriculturals                  4.36                            13.05


      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the agricultural, global stock index, metals, and energy sectors. These gains were partially offset by losses recorded in the currency and global interest rate sectors.

Within the agricultural markets, long futures positions in the soybean complex and corn experienced gains as prices moved higher on supply concerns after severe floods in the U.S. Midwest damaged crops. Elsewhere, long positions in cocoa futures resulted in gains as prices rose to the highest level since 1986. Lastly, long positions in sugar futures recorded gains as prices increased on speculation that rising energy costs may boost demand for alternative fuels made from crops.

Additional gains were recorded within the global stock index sector from short positions in European and U.S. equity index futures as prices declined sharply on concerns that record commodity prices and additional subprime-related writedowns may erode corporate earnings and continue to slow global economic growth. In addition, prices of European and U.S. stock index futures were pressured lower after government reports revealed weaker-than-expected U.S. employment data, an unexpected drop in Germany's consumer confidence, and a continued housing slump in the United Kingdom.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(continued)

Smaller gains were recorded in the metals markets from long positions in aluminum and copper futures as prices increased on reports of declining global stockpiles and strong demand. Meanwhile, long positions in gold futures experienced gains as prices strengthened amid weakness in the value of the U.S. dollar and rising crude oil prices.

Lastly, within the energy markets, long futures positions in crude oil and its related products experienced gains as prices moved higher on concerns of a U.S. supply shortage, forecasts of rising Asian fuel consumption, and news that Israel threatened to attack Iranian nuclear facilities. In addition, prices jumped above $140 per barrel after Libya threatened to cut output and OPEC President, Chakib Khelil, said that prices may reach $170 per barrel by the end of the summer. Meanwhile, long positions in natural gas futures resulted in gains as prices increased due to forecasts for warmer weather throughout the United States.

Within the currency sector, long positions in the Canadian dollar versus the U.S. dollar incurred losses as the value of the Canadian dollar weakened against the U.S. dollar amid continued weak economic data out of Canada. Losses were also recorded from both short and long positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar moved without consistent direction throughout the month. Elsewhere, short positions in the Norwegian krone versus the U.S. dollar resulted in losses during the second half of the month as the value of the U.S. dollar weakened against the Norwegian krone after U.S. industry reports showed the largest jump in unemployment in twenty years, consumer confidence at a 15-year low, and housing prices in 20 U.S. metropolitan areas at their lowest levels since records began in 2001.

Smaller losses were recorded within the global interest rate sector from both short and long positions in European and U.S. fixed-income futures as prices moved without consistent direction throughout the month amid uncertainty regarding inflation and central bank policy.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------


[Table below represents bar chart in the printed piece]

                     Month ended June 30, 2008        YTD ended June 30, 2008

Currencies                     0.25                             3.29
Global Interest Rates          0.22                             0.53
Global Stock Indices           3.04                             2.41
Energies                       1.54                             8.74
Metals                         0.24                             0.89
Agriculturals                  2.52                             4.62


       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the global stock index, agricultural, energy, currency, metals, and global interest rate sectors.

Within the global stock index sector, short positions in European and U.S. equity index futures experienced gains as prices declined sharply on concerns that record commodity prices and additional subprime-related writedowns may erode corporate earnings and continue to slow global economic growth. In addition, prices of European and U.S. stock index futures were pressured lower after government reports revealed weaker-than-expected U.S. employment data, an unexpected drop in Germany's consumer confidence, and a continued housing slump in the United Kingdom.

Additional gains were recorded in the agricultural markets from long futures positions in the soybean complex and corn as prices moved higher on supply concerns after severe floods in the U.S. Midwest damaged crops. Elsewhere, long positions in cocoa futures resulted in gains as prices rose to the highest level since 1986.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(continued)

Gains were also recorded within the energy markets from long futures positions in crude oil and its related products as prices moved higher on concerns of a U.S. supply shortage, forecasts of rising Asian fuel consumption, and news that Israel threatened to attack Iranian nuclear facilities. In addition, prices jumped above $140 per barrel after Libya threatened to cut output and OPEC President, Chakib Khelil, said that prices may reach $170 per barrel by the end of the summer. Meanwhile, long positions in natural gas futures resulted in gains as prices increased due to forecasts for warmer weather throughout the United States.

Smaller gains were recorded within the currency sector from long positions in the euro versus the U.S. dollar as the value of the U.S. dollar weakened against the euro after U.S. industry reports showed the largest jump in unemployment in twenty years, consumer confidence at a 15-year low, and housing prices in 20 U.S. metropolitan areas at their lowest levels since records began in 2001. Additionally, the value of the U.S. dollar moved lower against these currencies after the U.S. Federal Reserve held interest rates steady at 2.0% despite rising inflation.

Within the metals markets, long positions in gold futures experienced gains as prices strengthened amid weakness in the value of the U.S. dollar and rising crude oil prices. Meanwhile, long positions in copper and aluminum futures resulted in gains as prices increased on reports of declining global stockpiles and strong demand.

Lastly, gains were recorded within the global interest rate sector from short positions in European fixed-income futures as prices decreased after the European Central Bank left its benchmark interest rate unchanged at 4% and signaled it may raise borrowing costs in July in order to combat accelerating inflation in the Euro-Zone.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JUNE 30, 2008 (UNAUDITED)

                                        MORGAN STANLEY                      MORGAN STANLEY
                                      SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                                 ---------------------------           ------------------------
                                             PERCENTAGE OF                       PERCENTAGE OF
                                              JUNE 1, 2008                       JUNE 1, 2008
                                                BEGINNING                           BEGINNING
                                   AMOUNT    NET ASSET VALUE           AMOUNT   NET ASSET VALUE
                                 ----------  ---------------           ------   ---------------
                                      $            %                      $            %
INVESTMENT INCOME
   Interest income (Note 2)         122,652        .12                 49,140           .16
                                 ----------       ----             ----------          ----

EXPENSES
   Brokerage fees (Note 2)          380,582        .38                120,782           .38
   Management fees (Note 3)         165,471        .17                 43,855           .14
   Incentive fees (Note 3)            2,848         --                 83,717           .27
                                 ----------       ----             ----------          ----
     Total Expenses                 548,901        .55                248,354           .79
                                 ----------       ----             ----------          ----
NET INVESTMENT LOSS                (426,249)      (.43)              (199,214)         (.63)
                                 ----------       ----             ----------          ----

TRADING RESULTS
Trading profit (loss):
   Realized                          77,530        .08                388,386          1.23
   Net change in unrealized       1,342,243       1.35                674,760          2.14
                                 ----------       ----             ----------          ----
     Total Trading Results        1,419,773       1.43              1,063,146          3.37
                                 ----------       ----             ----------          ----
NET INCOME                          993,524       1.00                863,932          2.74
                                 ==========       ====             ==========          ====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JUNE 30, 2008 (UNAUDITED)

                                         MORGAN STANLEY                                MORGAN STANLEY
                                        SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                                ---------------------------------            ---------------------------------
                                                             PER                                          PER
                                    UNITS         AMOUNT     UNIT                UNITS         AMOUNT     UNIT
                                -------------   ----------   ----            -------------   ----------   ----
                                                    $         $                                   $        $
Net Asset Value,
   June 1, 2008                 9,648,540.617   99,282,222   10.29           2,067,643.343   31,508,347   15.24
Net Income                              --         993,524     .10                      --      863,932     .42
Redemptions                      (207,664.225)  (2,157,631)  10.39             (47,673.365)    (746,565)  15.66
Subscriptions                      22,372.790      232,453   10.39              13,755.270      215,408   15.66
                                -------------   ----------                   -------------  -----------
Net Asset Value,
   June 30, 2008                9,463,249.182   98,350,568   10.39           2,033,725.24   831,841,122   15.66
                                =============   ==========                   ============   ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JUNE 30, 2008 (UNAUDITED)

                                       MORGAN STANLEY                    MORGAN STANLEY                MORGAN STANLEY
                                       SPECTRUM SELECT                 SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                                 --------------------------       ----------------------------  -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                 PERCENTAGE OF
                                             JUNE 1, 2008                       JUNE 1, 2008                  JUNE 1, 2008
                                               BEGINNING                          BEGINNING                     BEGINNING
                                   AMOUNT   NET ASSET VALUE          AMOUNT    NET ASSET VALUE    AMOUNT      NET ASSET VALUE
                                 ---------  ---------------       ----------   ---------------  ----------    ---------------
                                      $            %                    $             %              $             %
INVESTMENT INCOME
   Interest income (Note 2)        733,209          .13              259,698           .12         749,555            .13
                                ----------         ----            ---------          ----      ----------           ----

EXPENSES
   Incentive fees (Note 3)       4,303,386          .75              318,524           .15       2,621,377            .45
   Brokerage fees (Note 2)       2,868,669          .50            1,063,958           .50       2,897,281            .50
   Management fees (Note 3)      1,148,279          .20              495,015           .23       1,076,752            .20
                                ----------         ----            ---------          ----      ----------           ----
         Total Expenses          8,320,334         1.45            1,877,497           .88       6,595,410           1.15
                                ----------         ----            ---------          ----      ----------           ----
NET INVESTMENT LOSS             (7,587,125)       (1.32)          (1,617,799)        (.76)      (5,845,855)         (1.02)
                                ----------         ----            ---------          ----      ----------           ----

TRADING RESULTS
Trading profit (loss):
   Realized                     29,252,008         5.10               44,346           .02      23,095,635           3.99
   Net change in unrealized     12,734,559         2.22           10,984,328          5.16      22,699,436           3.92
                                ----------         ----            ---------          ----      ----------           ----
      Total Trading Results     41,986,567         7.32           11,028,674          5.18      45,795,071           7.91
                                ----------         ----            ---------          ----      ----------           ----
NET INCOME                      34,399,442         6.00            9,410,875          4.42      39,949,216           6.89
                                ==========         ====           ==========          ====      ==========           ====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JUNE 30, 2008 (UNAUDITED)

                                  MORGAN STANLEY                   MORGAN STANLEY                        MORGAN STANLEY
                                  SPECTRUM SELECT                SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                       ----------------------------------  -----------------------------------   -------------------------
                                                      PER                                 PER                                 PER
                           UNITS         AMOUNT      UNIT       UNITS        AMOUNT      UNIT        UNITS         AMOUNT     UNIT
                       --------------  -----------   ----  --------------  -----------   -----  --------------  -----------  ------
                                            $         $                         $          $                    $       $
Net Asset Value,
   June 1, 2008        15,740,800.325  573,733,726  36.45  11,702,245.754  212,791,688   18.18  26,482,266.643  579,456,098  21.88
 Net Income                        --   34,399,442   2.18              --    9,410,875     .81              --   39,949,216   1.51
 Redemptions             (334,952.346) (12,939,209) 38.63    (239,978.474)  (4,557,191)  18.99    (727,259.131) (17,010,591) 23.39
 Subscriptions            153,331.224  5,923,186    38.63     172,658.252    3,278,780   18.99     161,354.684    3,774,086  23.39
                       --------------  -----------   ----  --------------  -----------   -----  --------------  -----------  ------
Net Asset Value,
   June 30, 2008       15,559,179.203  601,117,145  38.63  11,634,925.532  220,924,152   18.99  25,916,362.196  606,168,809  23.39
                       ==============  ===========  =====  ==============  ===========   =====  ==============  ===========  =====

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no change to the investors as a result of the investment in BHM I, LLC as all the fees are all calculated at the Partnership level.

   The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts.

   Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley. Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in
Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  C-View International Limited
  DKR Fusion Management L.P.
  FX Concepts Trading Advisor, Inc.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
  Altis Partners (Jersey) Limited ("Altis")
  C-View International Limited ("C-View")
  SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
  Altis Partners (Jersey) Limited
  EMC Capital Management, Inc. ("EMC")
  Graham Capital Management, L.P. ("Graham")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Aspect Capital Limited ("Aspect")
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Rotella Capital Management Inc. ("Rotella")
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036


MORGAN STANLEY

ADDRESS SERVICE REQUESTED


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